Exhibit 99.2
News Release
Media Contact:
TD Banknorth Inc.
Jeffrey Nathanson
(207) 761-8517
jeffrey.nathanson@tdbanknorth.com
FOR IMMEDIATE RELEASE
February 1, 2006
TD Banknorth Completes Acquisition of Hudson United Bancorp, Appoints New Directors, Announces Organizational Changes and Announces Additional Share Repurchase
PORTLAND, Maine — February 1, 2006 — TD Banknorth Inc. (NYSE: BNK) announced today that it completed its acquisition of Hudson United Bancorp (NYSE: HU) on January 31, 2006.
“This acquisition is in keeping with our growth strategy into the Mid-Atlantic region. We’re excited about expanding our franchise in both Connecticut and eastern New York, and gaining a new presence in the fast-growing New Jersey and Philadelphia markets,” said William J. Ryan, TD Banknorth’s Chairman, President and Chief Executive Officer. “We’re pleased to welcome Hudson United into the TD Banknorth family and look forward to offering our new customers a broader array of products and services.”
Pursuant to the merger agreement, holders of shares of Hudson United common stock are entitled to receive for each share outstanding either (i) cash in an amount equal to $42.42, based on the average closing price of the TD Banknorth common stock during a ten-trading day period prior to the closing date or (ii) 1.4399 shares of TD Banknorth common stock, subject to proration as provided in the merger agreement, plus cash in lieu of any fractional share interest.
The election period for Hudson United shareholders to choose the form of merger consideration ended at 5:00 p.m. on January 26, 2006 and the time for delivery of Hudson United shares to the exchange agent pursuant to the notice of guaranteed delivery procedures ended at 5:00 p.m. on January 31, 2006. On a preliminary basis, of the 45,014,594 shares of Hudson United common stock currently outstanding,

18,576,442 of the shares, or approximately 41%, elected to receive cash, 18,075,033 of the shares, or approximately 40%, elected to receive TD Banknorth common stock and 8,363,119 shares, or approximately 19%, did not make a valid election and are deemed to have elected to receive TD Banknorth common stock pursuant to the merger agreement. Once the final merger consideration and proration are determined, a press release announcing the results will be issued on or about February 7, 2006.
TD Banknorth also announced the election of two new directors to its board. David A. Rosow and Brian Flynn, former directors of Hudson United, were elected as Class A directors of TD Banknorth, with a term which expires at the next annual meeting of shareholders of TD Banknorth, pursuant to the terms of the merger agreement.
Mr. Rosow is the Chairman and Chief Executive Officer of Rosow & Company, Inc., a private investment company, and is a member of the New York Stock Exchange. Mr. Rosow is also Chairman of International Golf Group, Inc., a company active in the ownership, management and design of golf courses in the United States, and had been a director of Hudson United Bancorp since 1996.
Mr. Flynn is Managing Partner at O’Connor Davies Munns & Dobbins, LLP in Paramus, New Jersey, which he joined in 1989. He is a member of several professional organizations including the American Institute of Certified Public Accountants. Mr. Flynn joined the Hudson United board in 2004.
“I am pleased to welcome both David and Brian to the TD Banknorth board,” said Mr. Ryan. “Their experience and knowledge of the Hudson United markets will serve us well going forward.”
In order to maintain its emphasis on community banking while accommodating a larger organizational structure, TD Banknorth today also announced certain organizational changes, the most significant of which include:
•	Effective February 1, 2006, Peter J. Verrill, Senior Executive Vice President and Chief Operating Officer of TD Banknorth, has been appointed Vice Chairman of TD Banknorth, a non-director position reporting to William J. Ryan, Chairman, President and Chief Executive Officer of TD Banknorth. Mr. Verrill’s responsibilities have been expanded to include oversight over fee businesses and administration.

•	Effective February 1, 2006, each of Executive Vice President John W. Fridlington, Carol L. Mitchell and Wendy Suehrstedt has been promoted to Senior Executive Vice President of TD Banknorth with added responsibilities as a result of the management restructuring. Ms. Suehrstedt will serve as President of the new Mid-Atlantic region for TD Banknorth.

•	Effective February 1, 2006, Mark W. Wetmiller became Executive Vice President and Chief Retail Banking Officer of TD Banknorth. The heads of retail in each state outside the Mid-Atlantic region will report to Mr. Wetmiller.

•	The bank presidents in each state outside of the Mid-Atlantic region, in partnership with the senior lenders in each state, will assume primary responsibility for driving the growth of commercial banking in their respective states, and will report to John Fridlington.

•	Michael McNamara, President of TD Banknorth Maine, has announced his retirement effective June 30, 2006.

•	David Ott, currently Chief Banking Officer, will become President of TD Banknorth Maine upon Mr. McNamara’s retirement.

•	Andrew W. Greene, Senior Executive Vice President, Insurance and Investments, has announced his retirement effective December 31, 2006.

•	Christopher Bramley, President of TD Banknorth Massachusetts, has announced his retirement effective December 31, 2006.
“I believe these organizational changes will allow us to better meet the needs of our customers while maintaining our emphasis on local, community banking,” said Mr. Ryan.
TD Banknorth also announced that its Board of Directors has approved the Company’s repurchase of up to an additional 2.0 million shares of its common stock in open market transactions. This, when combined with the Company’s previously-announced share repurchase authorization, brings the total number of shares authorized to be repurchased to 10.5 million. Share repurchases will occur at such times and at such prices as management deems appropriate based on market conditions.
About TD Banknorth Inc.
TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At January 31, 2006, TD Banknorth had over $40 billion of total consolidated assets and provided financial services to more than 1.5 million households in the Northeast. TD Banknorth’s banking subsidiary, TD Banknorth, N.A., operates banking divisions in Maine, New Hampshire, Massachusetts, Connecticut, Vermont, New York, New Jersey and Pennsylvania. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking and other financial services and offer investment products in association with PrimeVest Financial Services, Inc. The TD Banknorth common stock trades on the New York Stock Exchange under the symbol “BNK”. For more information, visit http://www.tdbanknorth.com.
Source: TD Banknorth Inc.
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